Exhibit 99

Southcoast Financial Corporation
News Release
Southcoast Announces First Quarter Earnings

Mt. Pleasant, S.C., April 12, 2012 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $1,243,000, or $.23 per basic share, for the quarter ended March 31, 2012. This compares to unaudited net loss of $579,000, or $0.11 per basic share, for the quarter ended March 31, 2011.  The March 31, 2012 income per share is based on 5,316,633 basic average shares compared to 5,270,053 basic average shares for the first quarter of 2011.

“The first quarter’s results were impacted by a decrease in operating expenses, gains on the sale of impaired assets, security gains and a reduction in our loan loss provision,” said L. Wayne Pearson, Chairman and Chief Executive Officer.  “While we continue to work diligently on improving our asset quality, we continue to maintain strong capital levels and are encouraged by an improvement in our net core earnings over the quarter ended March 31, 2011.”

Net interest income decreased $56,000 from $3,233,000 for the first quarter of 2011 to $3,177,000 for the first quarter of 2012. A reduction in interest income due to volume decreases in average loans and securities was almost completely offset by the reduction of interest cost as existing liabilities repriced. The Company’s annualized net interest margin improved by 19 basis points to 3.46% for the first quarter of 2012 from 3.27% for the first quarter of 2011, due to the significant reduction in our cost of funds.

Noninterest income increased to $906,000 for the first quarter of 2012 from $342,000 for the first quarter of 2011, primarily due to $215,000 of securities gains and $124,000 of gains on sales of fixed assets during the first quarter of 2012, compared to securities gains of $21,000 and no gains on sales of fixed assets during the first quarter of 2011.  Non-interest income levels for the quarter ended March 31, 2011 also included a $176,000 other-than-temporary impairment charge on an investment security.  The amount of securities gains and other-than-temporary impairment charges may fluctuate significantly between periods.

Noninterest expense levels decreased to $2,652,000 for the quarter ended March 31, 2012 from $3,428,000 for the quarter ended March 31, 2011.  The first quarter of 2012 included the benefit of $736,000 in net gains on sales of other real estate owned compared to only $2,000 in net gains for the quarter ended March 31, 2011.

Total assets as of March 31, 2012 were $437.6 million compared to $427.5 million as of December 31, 2011; an increase of 2.4%. Loans, excluding loans held for sale, increased to $323.4 million, up 1.1% from $319.7 million as of December 31, 2011. Deposits during the same period increased 3.7% to $327.8 million, while other borrowings decreased 3.5% to $64.5 million.

The Company’s ratio of nonperforming assets to total assets was 6.71% as of March 31, 2012, compared to 6.37% as of March 31, 2011.  The allowance for loan losses as a percentage of loans was 2.96% as of March 31, 2012, compared to 2.66% as of March 31, 2011.  This increase is directionally consistent with the level of nonperforming problem loans.  The allowance for loan losses as a percentage of total nonperforming loans totaled 43.13% as of March 31, 2012, compared to 42.58% as of March 31, 2011.

The subsidiary bank’s capital position as of March 31, 2012 remains substantially in excess of regulatory well-capitalized requirements, with tier 1 capital to average assets of 9.41%.    “We continue to be encouraged by the future direction of our Company given our capital strength and improvement in core operations,” concluded Pearson.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Trading in Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	March 2012	March 2011
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,177	$3,233
Provision for loan losses	100	1,150
Noninterest income	906	342
Noninterest expenses	2,652	3,428
Net income	$1,243	$(579)

PER SHARE DATA
Net income per share
Basic	$0.23	$(0.11)
Diluted	$0.23	$(0.11)

BALANCE SHEET DATA
Total assets	$437,642	$474,947
Total deposits	327,768	351,993
Total loans (net)	313,797	322,033
Investment securities	47,177	68,932
Other borrowings	64,500	63,580
Junior subordinated debentures	10,310	10,310
Shareholders' equity	31,807	45,981

Average shares outstanding
Basic	5,316,633	5,270,053
Diluted	5,316,633	5,270,053

Book value per share	$5.98	$9.60

Key ratios
Return on assets*	1.17%	-0.50%
Return on equity*	15.97%	-5.12%
Equity to asset ratio	7.27%	9.68%
Nonperforming assets to assets	6.71%	6.37%
Reserve to loans	2.96%	2.66%
Reserve to nonperforming loans	43.13%	42.58%
Net interest margin	3.46%	3.27%

* Ratios for three months are annualized.

	Southcoast Financial Corporation
	Consolidated Balance Sheets

	March 31	December 31
	2012	2011
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$32,005	$18,037
Investments	47,177	52,755
Loans held for sale	484	995
Loans	323,376	319,740
Less: Allowance for loan losses	9,579	10,692

Net loans	313,797	309,048
Fixed assets	21,716	21,977
Other assets	22,463	24,709

Total Assets	$437,642	$427,521

Liabilities & Shareholders' Equity
Deposits:
Non-interest bearing	$40,483	$34,120
Interest bearing	287,285	282,027

Total deposits	327,768	316,147
Other borrowings	64,500	66,850
Other liabilities	3,257	3,402
Junior subordinated debentures	10,310	10,310

Total liabilities	405,835	396,709

Shareholders' Equity
Common Stock	54,397	54,382
Retained Deficit and Accumulated Other Comprehensive Loss	(22,590)	(23,570)

Total shareholders' equity	31,807	30,812

Total Liabilities and
Shareholders' equity	$437,642	$427,521

Southcoast Financial Corporation
Consolidated Income Statement
(Dollars in thousands, except share data)

	Quarter Ended
	March 31,	March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$4,155	$4,491
Interest on investments	304	512
Interest on Fed funds sold	6	7

Total interest income	4,465	5,010

Interest expense	1,288	1,777

Net interest income	3,177	3,233
Provision for loan losses	100	1,150

Net interest after provision	3,077	2,083

Securities gains	215	21
Securities other-than-temporary impairment	-	(176)
Other noninterest income	691	497

Total noninterest income	906	342

Total operating income	3,983	2,425

Noninterest expense
Salaries and benefits	1,596	1,699
Occupancy and furniture and equipment	735	657
Other expenses	321	1,072

Total noninterest expense	2,652	3,428

Income before taxes	1,331	(1,003)
Income tax expense(benefit)	88	(424)

Net income(loss)	$1,243	$(579)

Basic net income per common share	$0.23	$(0.11)

Diluted net income per common share	$0.23	$(0.11)

Average number of common shares
Basic	5,316,633	5,270,053
Diluted	5,316,633	5,270,053